Exhibit 99.1

For further information, contact
John W. Hayden
Senior Vice President — Controller and
Investor Relations
(636) 736-7000
FOR IMMEDIATE RELEASE
REINSURANCE GROUP OF AMERICA
ANNOUNCES PRICING OF SENIOR NOTES
     ST. LOUIS, May 24, 2011 — Reinsurance Group of America, Incorporated (NYSE:RGA) announced today that it has priced an aggregate principal amount of $400 million of senior unsecured notes due 2021 pursuant to a public offering. RGA expects to use the net proceeds from the offering to fund the payment of its $200 million senior notes that mature in December 2011 and for general corporate purposes.
     J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are the joint book-running managers.
     The notes have a 10-year final maturity, an issue price of 99.447 percent and feature a fixed rate coupon of 5.0 percent, payable semiannually. RGA expects to complete the offering on May 27, 2011, subject to customary closing conditions.
     This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     Copies of the prospectus and prospectus supplement relating to the notes may be obtained by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: High Grade Syndicate Desk — 3rd floor, Telephone No: (212) 834-4533, or from Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, NY 10036, Attention: Tom Mooney or by calling toll-free at 1-800-294-1322, or from Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support; calling toll-free: 1-800-326-5897 or emailing cmClientsupport@wachovia.com. Before you invest, you should read the prospectus and the prospectus supplement, the registration statement and other documents that RGA has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about RGA and this offering. Investors may also obtain these documents for free by visiting the EDGAR system on the SEC’s website at www.sec.gov or by contacting the underwriters with your request.
About Reinsurance Group of America
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.6 trillion of life reinsurance in force, and assets of $29.5 billion.
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